Exhibit 12(a)

       OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                        (In millions)


                                             Three Months
                                            Ended March 31,
                                           1994        1993

Earnings:
Income before taxes                       $23.9     $17.9
Add (deduct):
  Income taxes of 50% owned
    affiliates                              0.9       0.4

  Equity in losses of less
    than 50% owned affiliates               1.3       1.3

  Dividends received from less
    than 50% owned affiliates               0.1       0.2

  Interest capitalized, net of amortization(0.3)     (0.8)

  Fixed charges as described below         14.0      13.9

     Total                                $39.9     $32.9

Fixed Charges:
  Interest expense                        $10.0     $10.8

  Estimated interest factor in
    rent expense                            4.0       3.1

     Total                                $14.0     $13.9

Ratio of earnings to fixed charges          2.9       2.4

                                              Exhibit 12(b)

       OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
 Computation of Ratio of Earnings to Combined Fixed Charges
          and Preferred Stock Dividends (Unaudited)
                        (In millions)


                                             Three Months
                                            Ended March 31,
                                           1994        1993

Earnings:
Income before taxes                       $23.9     $17.9
Add (deduct):
  Income taxes of 50% owned
    affiliates                              0.9       0.4

  Equity in losses of less
    than 50% owned affiliates               1.3       1.3

  Dividends received from less
    than 50% owned affiliates               0.1       0.2

  Interest capitalized, net of amortization(0.3)     (0.8)

  Fixed charges as described below         14.0      13.9

     Total                                $39.9     $32.9

Fixed charges and preferred stock dividends:
  Interest expense                        $10.0     $10.8

  Estimated interest factor in
    rent expense                            4.0       3.1

  Preferred stock dividend requirement      7.0       7.0

     Total                                $21.0     $20.9

Ratio of earnings to combined fixed charges
and preferred stock dividends               1.9       1.6